EXHIBIT 5.3

900 West 48th Place, Suite 900, Kansas City, Missouri, 64112 • 816.753.1000

February 13, 2026

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

Ladies and Gentlemen:

We have acted as special Missouri counsel to Sysco Kansas City, Inc., a Missouri corporation (the “Opinion Guarantor”), a subsidiary of Sysco Corporation, a Delaware corporation (the “Parent”), in connection with the issuance by the Parent of $600,000,000 aggregate principal amount of its 4.400% Senior Notes due 2031 (the “2031 Notes”) and $650,000,000 aggregate principal amount of its 4.950% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”). The Parent’s obligations under the Notes will be guaranteed to the extent provided in the Indenture (as defined below) (such guarantees, the “Guarantees”) on a senior unsecured basis by the Guarantors (as defined below) (including the Opinion Guarantor). The Notes and the Guarantees are being offered pursuant to a prospectus supplement dated February 10, 2026 and the accompanying base prospectus dated August 28, 2024 that form part of the Parent’s effective registration statement on Form S-3ASR (File No. 333-281830) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

The Notes and the Guarantees are to be issued pursuant to the Indenture dated as of June 15, 1995 (the “Base Indenture”) between the Parent and The Bank of New York Mellon Trust Company, N.A. as successor to First Union National Bank, as trustee (“Bank of New York Mellon”), as supplemented and amended by the Thirteenth Supplemental Indenture thereto dated as of February 17, 2012 (the “Thirteenth Supplemental Indenture”) among the Parent, the guarantors named therein and Bank of New York Mellon, as trustee, the Forty-Eighth Supplemental Indenture thereto dated as of the date hereof (the “Forty-Eighth Supplemental Indenture”) among the Parent, the subsidiary guarantors party thereto (collectively, the “Guarantors”) and U.S. Bank Trust Company, N. A., as trustee solely with respect to the Notes in lieu of Bank of New York Mellon (the “Trustee”), and the Forty-Ninth Supplemental Indenture thereto dated as of the date hereof (the “Forty-Ninth Supplemental Indenture”) among the Parent, the Guarantors and the Trustee. The Base Indenture, as amended and supplemented by the Thirteenth Supplemental Indenture, the Forty-Eighth Supplemental Indenture and the Forty-Ninth Supplemental Indenture, is referred to herein as the “Indenture.”

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Opinion Guarantor, that such parties other than the Opinion Guarantor had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such parties other than the Opinion Guarantor have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been duly

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executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials and officers of the Opinion Guarantor that we reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of Missouri (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level), as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1. The Opinion Guarantor is validly existing as a corporation under the laws of the State of Missouri.

2. The Opinion Guarantor has the corporate power and authority under the laws of the State of Missouri to issue the Guarantees and to perform its obligations thereunder.

3. Each Guarantee has been duly authorized by the Opinion Guarantor.

This opinion letter has been prepared for use in connection with the filing by the Parent of a Current Report on Form 8-K relating to the offering, sale and issuance of the Notes and the Guarantees. This opinion letter is given only as of the time of its delivery, and we assume no obligation or responsibility to update or supplement this opinion letter after its delivery.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the above-described Form 8-K. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. King & Spalding LLP may rely on this opinion as to matters of Missouri law in connection with any legal opinion by the same being rendered as an exhibit to the above-described Form 8-K on the date hereof.

Very truly yours,

/s/ Polsinelli PC
Polsinelli PC